Filed Pursuant to Rule 433

Registration Statement No. 333-141013

July 24, 2007

Honeywell International Inc.

Pricing Term Sheet

Floating Rate Senior Notes due 2009

Issuer:	Honeywell International Inc.
Security Type:	SEC Registered
Principal Amount:	$500,000,000
Coupon:	Floating: Three-month USD LIBOR plus 0.05% per annum
Stated Maturity Date:	July 27, 2009
Issue Price:	100.000%
Trade Date:	July 24, 2007
Original Issue / Settlement Date:	July 27, 2007
Interest Determination Date:	For each interest period, the second London business day preceding such interest period
Interest Payment Dates:	January 27, April 27, July 27 and October 27 of each year, commencing October 27, 2007
Expected Ratings:	A2 by Moody’s Investors Service, A by Standard & Poor’s Rating Services, A+ by Fitch Ratings and A by Dominion Bond Rating Service, in each case with a stable outlook
Joint Bookrunners:	J.P. Morgan Securities Inc. Deutsche Bank Securities Inc. UBS Securities LLC
Senior Co-Managers:	Banc of America Securities LLC Barclays Capital Inc. Citigroup Global Markets, Inc. Goldman, Sachs & Co. Greenwich Capital Markets, Inc.
Co-Managers:	ABN AMRO Incorporated BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Mitsubishi UFJ Securities International plc* SG Americas Securities, LLC Wachovia Capital Markets, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling J.P. Morgan Securities Inc. at (212) 834-4533 (collect), Deutsche Bank Securities Inc. at (800) 503-4611 (toll free) or UBS Securities LLC at (888) 722-9555 (ext. 1088) (toll free).

Honeywell International Inc.

Pricing Term Sheet

5.625% Senior Notes due 2012

Issuer:	Honeywell International Inc.
Security Type:	SEC Registered
Principal Amount:	$400,000,000
Coupon:	5.625% per annum
Stated Maturity Date:	August 1, 2012
Issue Price:	99.805%
Yield to Maturity:	5.670%
US Treasury Benchmark:	4.875% due 6/30/2012
US Treasury Yield:	4.820%
Spread to US Treasury:	0.85%
Trade Date:	July 24, 2007
Original Issue / Settlement Date:	July 27, 2007
Interest Payment Dates:	February 1 and August 1 of each year, commencing February 1, 2008
Make Whole Call:	T + 12.5 bp
Expected Ratings:	A2 by Moody’s Investors Service, A by Standard & Poor’s Rating Services, A+ by Fitch Ratings and A by Dominion Bond Rating Service, in each case with a stable outlook
Joint Bookrunners:	J.P. Morgan Securities Inc. Deutsche Bank Securities Inc. UBS Securities LLC
Senior Co-Managers:	Banc of America Securities LLC Barclays Capital Inc. Citigroup Global Markets, Inc. Goldman, Sachs & Co. Greenwich Capital Markets, Inc.
Co-Managers:	ABN AMRO Incorporated BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Mitsubishi UFJ Securities International plc* SG Americas Securities, LLC Wachovia Capital Markets, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling J.P. Morgan Securities Inc. at (212) 834-4533 (collect), Deutsche Bank Securities Inc. at (800) 503-4611 (toll free) or UBS Securities LLC at (888) 722-9555 (ext. 1088) (toll free).

* An initially distributed version of the pricing term sheet incorrectly referred to Lazard Capital Markets LLC rather than Mitsubishi UFJ Securities International plc.